Filed Pursuant to Rule 424(b)(2)

Registration No. 333-257113

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplements, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 20, 2023
Pricing Supplement dated , 2023

(To Equity Index Underlying Supplement dated September 2, 2021, ETF Underlying Supplement dated September 2, 2021, Prospectus Supplement dated September 2, 2021, and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes

$        Contingent Coupon Autocallable Barrier Notes Linked to the Worst Performing of the S&P 500® Index, the SPDR® Dow Jones® Industrial Average ETF Trust and the Nasdaq-100 Index® due January 28, 2026

●	The Contingent Coupon Autocallable Barrier Notes (the “notes”) will provide quarterly Contingent Coupon Payments of $30.55 per $1,000 principal amount (or 3.055% of the principal amount, equivalent to 12.22% per annum) until the earlier of maturity or automatic call if, and only if, the Closing Value of the Worst Performing Underlying on the applicable quarterly Coupon Determination Date is greater than or equal to its Coupon Barrier Value (70% of its Initial Value).

●	If the Closing Value of the Worst Performing Underlying on any quarterly Call Observation Date beginning on July 24, 2023 is greater than or equal to its Call Value (100% of its Initial Value), we will automatically call the notes and pay you on the applicable Call Payment Date the principal amount plus the applicable Contingent Coupon Payment. No further amounts will be owed to you.

●	If the notes have not been previously called, the Payment at Maturity will depend on the Closing Value of the Worst Performing Underlying on the Final Valuation Date (the “Final Value”) and will be calculated as follows:

a.	If the Final Value of the Worst Performing Underlying is greater than or equal to its Principal Barrier Value (70% of its Initial Value):(i) the principal amount plus (ii) the final Contingent Coupon Payment.
b.	If the Final Value of the Worst Performing Underlying is less than its Principal Barrier Value: (i) the principal amount plus (ii) the product of the principal amount multiplied by the Percentage Change of the Worst Performing Underlying. In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

●	The notes will not be listed on any securities exchange.

●	The notes will be issued in minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

The notes are unsecured obligations of the Bank and any payments on the notes are subject to the credit risk of the Bank. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying underlying supplements, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Additional Risk Factors” beginning on page PS-8 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplements, page S-1 of the prospectus supplement and page 1 of the prospectus.

	Price to Public (Initial Issue Price)(1)	Underwriting Discount(1)(2)	Proceeds to Issuer
Per Note	$1,000.00	Up to $1.00	At least $999.00
Total	$	$	$

(1)	Because certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forgo some or all of their commissions or selling concessions, the price to public for investors purchasing the notes in these accounts may be between $999.00 and $1,000.00 per note.
(2)	CIBC World Markets Corp. (“CIBCWM”), acting as agent for the Bank, will receive a commission of up to $1.00 (0.10%) per $1,000 principal amount of the notes. CIBCWM may use a portion or all of its commission to allow selling concessions to other dealers in connection with the distribution of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-18 of this pricing supplement.

The initial estimated value of the notes on the Trade Date as determined by the Bank is expected to be between $954.80 and $974.80 per $1,000 principal amount of the notes, which is expected to be less than the price to public. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about January 26, 2023 against payment in immediately available funds.

CIBC Capital Markets

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus dated September 2, 2021 (the “prospectus”), the prospectus supplement dated September 2, 2021 (the “prospectus supplement”), the Equity Index Underlying Supplement dated September 2, 2021 (the “index underlying supplement”) and the ETF Underlying Supplement dated September 2, 2021 (the “ETF underlying supplement,” and together with the index underlying supplement, the “underlying supplements”). Information in this pricing supplement supersedes information in the underlying supplements, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplements, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplements, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplements, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, CIBCWM and our other affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We and CIBCWM are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplements, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplements, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us or CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” or “Fund” in the underlying supplements will be references to “Underlying.”

You may access the underlying supplements, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

●	Index underlying supplement dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112442/tm2123981d23_424b5.htm

●	ETF underlying supplement dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112446/tm2123981d25_424b5.htm

●	Prospectus supplement dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

●	Prospectus dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

PS-1

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplements, the prospectus supplement and the prospectus. See “Additional Terms of the Notes” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce

Reference Asset:	The worst performing of the S&P 500® Index (Bloomberg ticker: SPX) (the “SPX”), the Nasdaq-100 Index® (Bloomberg ticker: NDX), and the SPDR® Dow Jones® Industrial Average ETF Trust (Bloomberg ticker: DIA) (the “DIA”) (each, an “Underlying” and together, the “Underlyings”)

Principal Amount:	$1,000 per note

Aggregate Principal Amount:	$

Term:	Approximately three years, unless previously called

Strike Date:	January 19, 2023

Trade Date:	Expected to be January 23, 2023

Original Issue Date:	Expected to be January 26, 2023 (to be determined on the Trade Date and expected to be the third scheduled Business Day after the Trade Date)

Final Valuation Date:	Expected to be January 23, 2026, subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Indices” in the index underlying supplement and “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Funds” in the ETF underlying supplement.

Maturity Date:	Expected to be January 28, 2026. The Maturity Date is subject to the Call Feature and may be postponed as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplements.

Contingent Coupon Payment:	On each Coupon Payment Date, you will receive a Contingent Coupon Payment of $30.55 per $1,000 principal amount (or 3.055% of the principal amount, equivalent to 12.22% per annum) if, and only if, the Closing Value of the Worst Performing Underlying on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Value. If the Closing Value of the Worst Performing Underlying on any Coupon Determination Date is less than its Coupon Barrier Value, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date. If the Closing Value of the Worst Performing Underlying is less than its Coupon Barrier Value on all quarterly Coupon Determination Dates, you will not receive any Contingent Coupon Payments over the term of the notes.

Coupon Barrier Value:	2,729.20 for the SPX, $231.44 for the DIA, and 7,906.97 for the NDX, each of which is 70% of its Initial Value (rounded to two decimal places).

PS-2

Coupon Determination Dates and Coupon Payment Dates:	Quarterly. Each expected Coupon Determination Date and the corresponding Coupon Payment Date are as set forth below:

	Coupon Determination Dates*	Coupon Payment Dates**
1	April 24, 2023	April 27, 2023
2	July 24, 2023	July 27, 2023
3	October 23, 2023	October 26, 2023
4	January 23, 2024	January 26, 2024
5	April 23, 2024	April 26, 2024
6	July 23, 2024	July 26, 2024
7	October 23, 2024	October 28, 2024
8	January 23, 2025	January 28, 2025
9	April 23, 2025	April 28, 2025
10	July 23, 2025	July 28, 2025
11	October 23, 2025	October 28, 2025
12	January 23, 2026 (the Final Valuation Date)	January 28, 2026 (the Maturity Date)

*Each Coupon Determination Date is subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Indices” in the index underlying supplement and “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Funds” in the ETF underlying supplement.
**Each Coupon Payment Date is subject to postponement as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplements.

Call Feature:

If the Closing Value of the Worst Performing Underlying on any quarterly Call Observation Date is greater than or equal to its Call Value, we will automatically call all the notes, and pay you on the applicable Call Payment Date your principal amount plus the applicable Contingent Coupon Payment otherwise due for that Call Observation Date.

If the notes are automatically called, they will cease to be outstanding on the related Call Payment Date, and no further payments will be made on the notes. You will not receive any notice from us if the notes are automatically called.

Call Value:	For each Underlying, 100% of its Initial Value.

Call Observation Dates:	Quarterly. Expected to be the Coupon Determination Dates beginning on July 24, 2023 and ending on October 23, 2025.

Call Payment Dates:	Each Coupon Payment Date corresponding to a Call Observation Date.

Payment at Maturity:

If the notes have not been previously called, the Payment at Maturity will be based on the Final Value of the Worst Performing Underlying and will be calculated as follows:

•      If the Final Value of the Worst Performing Underlying is greater than or equal to its Principal Barrier Value:

Principal Amount + Final Contingent Coupon Payment

•         If the Final Value of the Worst Performing Underlying is less than its Principal Barrier Value:

Principal Amount + (Principal Amount × Percentage Change of the Worst Performing Underlying)

PS-3

In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

Percentage Change:	The “Percentage Change” with respect to each Underlying, expressed as a percentage, is calculated as follows: Final Value – Initial Value Initial Value

Principal Barrier Value:	2,729.20 for the SPX, $231.44 for the DIA, and 7,906.97 for the NDX, each of which is 70% of its Initial Value (rounded to two decimal places).

Worst Performing Underlying:	On any Coupon Determination Date, including the Final Valuation Date, the “Worst Performing Underlying” is the Underlying that has the lowest Closing Value on that date as a percentage of its Initial Value.

Initial Value:	3,898.85 for the SPX, $330.63 for the DIA, and 11,295.67 for the NDX, each of which was its Closing Value on the Strike Date. The Initial Value of the DIA will be subject to adjustment by the calculation agent as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the accompanying ETF underlying supplement.

Final Value:	For each Underlying, its Closing Value on the Final Valuation Date.

Closing Value:	The Closing Level or the Closing Price, as applicable, of an Underlying.

Calculation Agent:	Canadian Imperial Bank of Commerce.

CUSIP/ISIN:	13607XF69 / US13607XF693

Fees and Expenses:	The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes.

The Trade Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

PS-4

HYPOTHETICAL PAYMENT AT MATURITY

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Value of any Underlying relative to its Initial Value. We cannot predict the Closing Value of any Underlying on any Coupon Determination Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or return on the notes. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the notes for a hypothetical range of Percentage Changes of the Worst Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount to $1,000. The potential returns described below assume that the notes have not been automatically called prior to maturity and are held to maturity, and are calculated excluding any Contingent Coupon Payments paid prior to maturity. The following table and examples assume the following:

Principal Amount:            $1,000

Contingent Coupon Payment:            $30.55 (or 3.055% of the principal amount, equivalent to 12.22% per annum)

Hypothetical Initial Value of the Worst Performing Underlying:            100

Hypothetical Principal Barrier Value of the Worst Performing Underlying:            70 (70% of its Initial Value)

Hypothetical Final Value of the Worst Performing Underlying	Hypothetical Percentage Change of the Worst Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes (Excluding Any Contingent Coupon Payments Paid Prior to Maturity)
200.00	100.00%	$1,030.55(1)	3.055%
175.00	75.00%	$1,030.55	3.055%
150.00	50.00%	$1,030.55	3.055%
125.00	25.00%	$1,030.55	3.055%
100.00(2)	0.00%	$1,030.55	3.055%
90.00	-10.00%	$1,030.55	3.055%
80.00	-20.00%	$1,030.55	3.055%
70.00(3)	-30.00%	$1,030.55	3.055%
69.00	-31.00%	$690.00	-31.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%

(1)	The Payment at Maturity will not exceed the principal amount plus the final Contingent Coupon Payment.
(2)	The hypothetical Initial Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Initial Value of each Underlying is set forth on page PS-4 of this pricing supplement.
(3)	This is the hypothetical Principal Barrier Value of the Worst Performing Underlying.

PS-5

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the notes assuming that the notes have not been automatically called prior to maturity and are held to maturity.

Example 1: The Percentage Change of the Worst Performing Underlying Is 50.00%.

Because the Final Value of the Worst Performing Underlying is greater than or equal to its Principal Barrier Value, the Payment at Maturity would be $1,030.55 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 3.055%)

= $1,030.55

Example 1 shows that the Payment at Maturity will be fixed at the principal amount plus the final Contingent Coupon Payment when the Final Value of the Worst Performing Underlying is at or above its Principal Barrier Value, regardless of the extent to which the value of the Worst Performing Underlying increases.

Example 2: The Percentage Change of the Worst Performing Underlying Is -20.00%.

Because the Final Value of the Worst Performing Underlying is greater than or equal to its Principal Barrier Value, the Payment at Maturity would be $1,030.55 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 3.055%)

= $1,030.55

Example 2 shows that the Payment at Maturity will equal the principal amount plus the final Contingent Coupon Payment when the Final Value of the Worst Performing Underlying is at or above its Principal Barrier Value, although the value of the Worst Performing Underlying has decreased moderately.

Example 3: The Percentage Change of the Worst Performing Underlying Is -75.00%.

Because the Final Value of the Worst Performing Underlying is less than its Principal Barrier Value, the Payment at Maturity would be $250.00 per $1,000 principal amount, calculated as follows:

$1,000 + ($1,000 × Percentage Change of the Worst Performing Underlying)

= $1,000 + ($1,000 × -75.00%)

= $250.00

Example 3 shows that you are exposed on a 1-to-1 basis to any decrease in the value of the Worst Performing Underlying from its Initial Value if its Final Value is less than its Principal Barrier Value. You may lose up to 100% of your principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

These examples illustrate that you will not participate in any appreciation of any Underlying, but will be fully exposed to a decrease in the Worst Performing Underlying if the notes are not called and the Final Value of the Worst Performing Underlying is less than its Principal Barrier Value, even if the Final Values of the other Underlyings have appreciated or have not declined below their respective Principal Barrier Values.

PS-6

INVESTOR CONSIDERATIONS

The notes are not appropriate for all investors. The notes may be an appropriate investment for you if:

●	You believe that the Closing Value of each Underlying will be at or above its Coupon Barrier Value on most or all of the Coupon Determination Dates, and the Final Value of the Worst Performing Underlying will be at or above its Principal Barrier Value.
●	You seek an investment with quarterly Contingent Coupon Payments of $30.55 per $1,000 principal amount (or 3.055% of the principal amount, equivalent to 12.22% per annum) until the earlier of maturity or automatic call, if, and only if, the Closing Value of the Worst Performing Underlying on the applicable Coupon Determination Date is greater than or equal to its Coupon Barrier Value.
●	You are willing to lose a substantial portion or all of the principal amount of the notes if the notes are not called and the Final Value of the Worst Performing Underlying is less than its Principal Barrier Value.
●	You are willing to accept the risk that you may not receive any Contingent Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.
●	You are willing to invest in the notes based on the fact that your maximum potential return is the sum of any Contingent Coupon Payments payable on the notes.
●	You are willing to forgo participation in any appreciation of any Underlying.
●	You understand that the return on the notes will depend solely on the performance of the Worst Performing Underlying on each Coupon Determination Date and consequently, the notes are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of the Underlyings.
●	You understand that the notes may be automatically called prior to maturity and that the term of the notes may be as short as approximately six months, or you are otherwise willing to hold the notes to maturity.
●	You do not seek certainty of current income over the term of the notes.
●	You are willing to forgo dividends or other distributions paid on the DIA and the securities included in or held by the Underlyings.
●	You do not seek an investment for which there will be an active secondary market.
●	You are willing to assume the credit risk of the Bank for any payments under the notes.

The notes may not be an appropriate investment for you if:

●	You believe that the Closing Value of at least one Underlying will be below its Coupon Barrier Value on most or all of the Coupon Determination Dates, and the Final Value of the Worst Performing Underlying will be below its Principal Barrier Value.
●	You believe that the Contingent Coupon Payments, if any, will not provide you with your desired return.
●	You are unwilling to lose a substantial portion or all of the principal amount of the notes if the notes are not called and the Final Value of the Worst Performing Underlying is less than its Principal Barrier Value.
●	You are unwilling to accept the risk that you may not receive any Contingent Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.
●	You seek full payment of the principal amount of the notes at maturity.
●	You seek an uncapped return on your investment.
●	You seek exposure to the upside performance of any or each Underlying.
●	You seek exposure to a basket composed of the Underlyings or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Worst Performing Underlying.
●	You are unable or unwilling to hold the notes that may be automatically called prior to maturity, or you are otherwise unable or unwilling to hold the notes to maturity.
●	You seek certainty of current income over the term of the notes.
●	You want to receive dividends or other distributions paid on the DIA or the securities included in or held by the Underlyings.
●	You seek an investment for which there will be an active secondary market.
●	You are not willing to assume the credit risk of the Bank for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to the notes.

PS-7

ADDITIONAL RISK FACTORS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying underlying supplements, page S-1 of the prospectus supplement and page 1 of the prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying underlying supplements, the prospectus supplement and the prospectus.

Structure Risks

If the notes are not called, you may lose all or a substantial portion of the principal amount of your notes.

The notes do not guarantee any return of principal. The repayment of any principal on the notes at maturity depends on the Final Value of the Worst Performing Underlying. The Bank will only repay you the full principal amount of your notes if the Final Value of the Worst Performing Underlying is equal to or greater than its Principal Barrier Value. If the Final Value of the Worst Performing Underlying is less than its Principal Barrier Value, you will lose 1% of the principal amount for each percentage point that the Final Value of the Worst Performing Underlying is less than its Initial Value. You may lose a substantial portion or all of the principal amount. Even with any Contingent Coupon Payments, the return on the notes could be negative.

The automatic Call Feature limits your potential return.

If the notes are called, the payment on the notes on any Call Payment Date is limited to the principal amount plus the applicable Contingent Coupon Payment. In addition, if the notes are called, which may occur as early as the second Coupon Determination Date, the amount of coupon payable on the notes will be less than the full amount of coupon that would have been payable if the notes had not been called prior to maturity. If the notes are automatically called, you will lose the opportunity to continue to receive the Contingent Coupon Payments from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the notes could be minimal. Because of the automatic Call Feature, the term of your investment in the notes may be limited to a period that is shorter than the original term of the notes and may be as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

The notes do not provide for fixed payments of interest and you may receive no Contingent Coupon Payments on most or all of the Coupon Payment Dates.

On each Coupon Payment Date, you will receive a Contingent Coupon Payment if, and only if, the Closing Value of the Worst Performing Underlying on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Value. If the Closing Value of the Worst Performing Underlying on any Coupon Determination Date is less than its Coupon Barrier Value, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date, and if the Closing Value of the Worst Performing Underlying is less than its Coupon Barrier Value on each Coupon Determination Date over the term of the notes, you will not receive any Contingent Coupon Payments over the entire term of the notes.

You will not participate in any appreciation of any Underlying and your return on the notes will be limited to the Contingent Coupon Payments paid on the notes, if any.

The Payment at Maturity will not exceed the principal amount plus the final Contingent Coupon Payment and any positive return you receive on the notes will be composed solely of the sum of any Contingent Coupon Payments received prior to and at maturity. You will not participate in any appreciation of any Underlying. Therefore, if the appreciation of any Underlying exceeds the sum of the Contingent Coupon Payments paid to you, if any, the notes will underperform an investment in securities linked to that Underlying providing full participation in the appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Underlyings.

Higher Contingent Coupon Payment or lower Principal Barrier Value are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

“Volatility” refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of the Underlying could close below its Principal Barrier Value on the Final Valuation Date,

PS-8

indicating a higher expected risk of loss on the notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Value or a higher Contingent Coupon Payment) than for similar securities linked to the performance of the Underlyings with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Payment may indicate an increased risk of loss. Further, a relatively lower Principal Barrier Value may not necessarily indicate that the notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the notes. The value of an Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose some or all of your principal at maturity.

The payments on the notes are not linked to the value of the Underlyings at any time other than the Coupon Determination Dates.

The payments on the notes will be based on the Closing Value of each Underlying on the Coupon Determination Dates. Therefore, for example, if the Closing Value of an Underlying declined as of a Coupon Determination Date below its Initial Value or Coupon Barrier Value, as applicable, the notes will not be called and the relevant Contingent Coupon Payment will not be payable. Similarly, if the Final Value of the Worst Performing Underlying declined as of the Final Valuation Date below its Principal Barrier Value, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the Closing Value of the Worst Performing Underlying prior to the Final Valuation Date. Although the actual value of an Underlying at other times during the term of the notes may be higher than its Closing Value on a Coupon Determination Date, the payments on the notes will not benefit from the Closing Value of such Underlying at any time other than the Coupon Determination Dates.

Reference Asset Risks

The notes are subject to the full risks of the Worst Performing Underlying and will be negatively affected if any Underlying performs poorly, even if the other Underlyings perform favorably.

You are subject to the full risks of the Worst Performing Underlying. If the Worst Performing Underlying performs poorly, you will be negatively affected, even if the other Underlyings perform favorably. The notes are not linked to a basket composed of the Underlyings, where the better performance of one Underlying could offset the poor performance of the others. Instead, you are subject to the full risks of the Worst Performing Underlying on the Final Valuation Date. As a result, the notes are riskier than an alternative investment linked to only one of the Underlyings or linked to a basket composed of the Underlyings. You should not invest in the notes unless you understand and are willing to accept the full downside risks of the Worst Performing Underlying.

The performance of the DIA may not correlate with the performance of its Underlying Index as well as the net asset value per share of the DIA, especially during periods of market volatility.

Although the DIA is designed to track the performance of its Underlying Index, the performance of the DIA and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the DIA may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the DIA not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the DIA, differences in trading hours between the DIA (or the underlying assets held by the DIA) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of the DIA are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the DIA may differ from its net asset value per share; shares of the DIA may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by the DIA may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the DIA and the liquidity of the DIA may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the DIA. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the DIA. As a result, under these

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circumstances, the market value of shares of the DIA may vary substantially from the net asset value per share of the DIA.

For the foregoing reasons, the performance of the DIA may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the notes, to the extent dependent on the performance of the DIA, may not be the same as an investment directly in the securities, commodities, or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

There are risks associated with investments in securities linked to the value of non-U.S. equity securities.

Some of the equity securities composing the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The performance of the DIA may not correlate with the performance of its Underlying Index as well as the net asset value per share of the DIA, especially during periods of market volatility.

Although the DIA is designed to track the performance of its Underlying Index, the performance of the DIA and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the DIA may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the DIA not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the DIA, differences in trading hours between the DIA (or the underlying assets held by the DIA) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of the DIA are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the DIA may differ from its net asset value per share; shares of the DIA may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by the DIA may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the DIA and the liquidity of the DIA may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the DIA. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the DIA. As a result, under these circumstances, the market value of shares of the DIA may vary substantially from the net asset value per share of the DIA.

For the foregoing reasons, the performance of the DIA may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the notes, to the extent dependent on the performance of the DIA, may not be the same as an investment directly in the securities, commodities, or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

Conflicts of Interest

Certain business, trading and hedging activities of us, the agent, and our other affiliates may create conflicts with your interests and could potentially adversely affect the value of the notes.

We, the agent, and our other affiliates may engage in trading and other business activities related to an Underlying or any securities included in or held by an Underlying that are not for your account or on your behalf. We, the agent, and our other affiliates also may issue or underwrite other financial instruments with returns based upon an Underlying. These activities may present a conflict of interest between your interest in the notes and the interests that we, the agent, and our other affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they adversely affect the value of any Underlying or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Moreover, we, the agent and our other affiliates play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and making the assumptions and inputs used to determine the

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pricing of the notes and the initial estimated value of the notes when the terms of the notes are set. We expect to hedge our obligations under the notes through the agent, one of our other affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the notes. Any of these hedging activities may adversely affect the value of an Underlying and therefore the market value of the notes and the amount you will receive, if any, on the notes. In connection with such activities, the economic interests of us, the agent, and our other affiliates may be adverse to your interests as an investor in the notes. Any of these activities may adversely affect the value of the notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, the agent, one or more of our other affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the notes even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agent, our other affiliates or any unaffiliated counterparty receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We, the agent, our other affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes.

There are potential conflicts of interest between you and the calculation agent.

The calculation agent will determine, among other things, the amount of payments on the notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting an Underlying has occurred, and make a good faith estimate in its sole discretion of the Closing Value for an affected Underlying if the relevant Coupon Determination Date is postponed to the last possible day, and make certain anti-dilution adjustments to the Initial Value of the DIA if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates” in the underlying supplements and “—Anti-Dilution Adjustments” in the ETF underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

Tax Risks

The tax treatment of the notes is uncertain.

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplements and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.

The notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payment to be made on the notes depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the notes. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes.

The initial issue price of the notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

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The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates.

The Bank’s initial estimated value of the notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the values of the Underlyings, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which the agent or any other party would be willing to buy the notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which the agent or any other party would be willing to buy the notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt.

The internal funding rate to be used in the determination of the Bank’s initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the Trade Date, and any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The notes will not be listed on any securities exchange and we do not expect a trading market for the notes to develop.

The notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to maturity or automatic call.

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INFORMATION REGARDING THE UNDERLYINGS

The information below are brief descriptions of each Underlying. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. In addition, information about the Underlyings may be obtained from other sources including, but not limited to, the websites of their sponsors. We are not incorporating by reference into this pricing supplement the websites or any materials they include. None of us, CIBCWM or any of our other affiliates makes any representation that such publicly available information regarding the Underlyings is accurate or complete.

The S&P 500® Index

The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) is calculated, maintained and published by S&P Dow Jones Indices LLC. The SPX consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. See “Index Descriptions—The S&P U.S. Indices” beginning on page S-45 of the accompanying index underlying supplement for additional information about the SPX.

The SPDR® Dow Jones® Industrial Average ETF Trust

The DIA seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Dow Jones Industrial Average® (the “Underlying Index”). The Underlying Index is composed of 30 "blue-chip" U.S. stocks. The DIA trades on the NYSE Area, Inc. under the ticker symbol “DIA.”

Information provided to or filed with the SEC by the DIA pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-31247 and 811-09170, respectively, through the SEC’s website at http://www.sec.gov. See “Reference Sponsors and Fund Descriptions—The SPDR® Dow Jones® Industrial Average ETF Trust” beginning on page S-46 of the accompanying ETF underlying supplement for additional information about the DIA.

The Nasdaq-100 Index®

The Nasdaq-100 Index® (Bloomberg ticker: “NDX <Index>”) is calculated, maintained and published by Nasdaq, Inc. The NDX includes 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. See “Index Descriptions—The Nasdaq-100® Index” beginning on page S-26 of the accompanying index underlying supplement for additional information about the NDX.

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Historical Performance of the Underlyings

The following graphs set forth daily Closing Values of the Underlyings for the period from January 1, 2018 or the date when the relevant Underlying began trading, as applicable, to January 19, 2023. On January 19, 2023, the Closing Level of the SPX was 3,898.85, the Closing Price of the DIA was $330.63 and the Closing Level of the NDX was 11,295.67. We obtained the Closing Values below from Bloomberg L.P. (“Bloomberg”) without independent verification. The historical performance of an Underlying should not be taken as an indication of its future performance, and no assurances can be given as to the value of any Underlying at any time during the term of the notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your investment.

Historical Performance of the SPX

Source: Bloomberg

Historical Performance of the DIA

Source: Bloomberg

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Historical Performance of the NDX

Source: Bloomberg

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UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplements, which you should carefully review prior to investing in the notes. It applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year. Although the tax treatment of the Contingent Coupon Payments is unclear, we intend to treat any Contingent Coupon Payments, including on the Maturity Date or upon an automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplements. For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplements. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

With respect to the discussion in the underlying supplements regarding “dividend equivalent” payments, the IRS has issued a notice that provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

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CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which the Issuer is a “specified entity” for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). For these purposes, a “specified shareholder” generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis, and an entity in respect of which the Issuer is a ”specified entity” generally includes (i) an entity that is a specified shareholder of the Issuer (as defined above), (ii) an entity in which the Issuer (either alone or together with entities with whom the Issuer is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest, and (iii) an entity in which an entity described in (i) (either alone or together with entities with whom such entity is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

For greater certainty, this summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, including the proposals released on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the Hybrid Mismatch Proposals. Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

CIBCWM will purchase the notes from CIBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the notes directly to investors. CIBCWM or other registered broker-dealers will offer the notes at the price to public set forth on the cover page of this pricing supplement. CIBCWM may receive a commission of up to $1.00 (0.10%) per $1,000 principal amount of the notes and may use a portion or all of that commission to allow selling concessions to other dealers in connection with the distribution of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The price to public for notes purchased by certain fee-based advisory accounts may vary between 99.90% and 100.00% of the principal amount of the notes. Any sale of a note to a fee-based advisory account at a price to public below 100.00% of the principal amount will reduce the agent’s commission specified on the cover page of this pricing supplement with respect to such note. The price to public paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the dealers involved in the sale of the notes to such advisory account but not by more than 0.10% of the principal amount of the notes.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We expect to deliver the notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the Trade Date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the Original Issue Date.

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s initial estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the notes will be determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the notes will be lower than the initial issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the initial issue price of the notes. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors—The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes” in this pricing supplement.

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